Exhibit 99.3
Trinity Industries, Inc.
Earnings Release Conference Call
Comments of S. Theis Rice
Senior Vice President and Chief Legal Officer
October 27, 2016

Thank you Gail and good morning everyone.

The False Claims Act judgment entered against Trinity Industries and Trinity Highway Products in October 2014, currently on appeal to the U.S. Fifth Circuit Court of Appeals, is fully briefed. Oral arguments are scheduled for December 7, 2016, at some time after which the Court will issue its ruling.

A year and a half ago, in April 2015, Trinity Industries and Trinity Highway Products received a subpoena from the U.S. Department of Justice through the U.S. Attorney for the District of Massachusetts. The subpoena requested documents relating to the Companies’ ET 2000 and ET Plus guardrail end-terminal products. The Companies cooperated fully with the government’s inquiry.

This year, in August 2016, we received confirmation from the U.S. Attorney for the District of Massachusetts that it had closed its investigation without taking enforcement action.

Trinity Industries and Trinity Highway Products have also been named in a number of other suits involving highway products that we believe are groundless, and represent opportunistic filings that seek to capitalize on the False Claims Act judgment now on appeal.

For a more detailed review of these suits, please see Note 18 to the financial statements in Trinity’s Form 10-Q for the period ended September 30, 2016 which we expect to file today. Please also refer to etplusfacts.com for additional information.

I will now turn the call over to Tim.